UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 29, 2012

LIFEAPPS DIGITAL MEDIA INC.
(Exact name of registrant as specified in its charter)

Delaware	333-174703	80-0671280
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

809 Heavenly Lane
Cincinnati, OH 45238
(Address of principal executive offices) (Zip Code)

(513) 252-1577
(Registrant’s telephone number, including area code)

PRIME TIME TRAVEL, INC.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On August 21, 2011, the Board of Directors of LifeApps Digital Media Inc., formerly known as Prime Time Travel, Inc.  (the “Company”), approved a 15 to 1 forward stock split on its common stock outstanding in the form of a dividend, with a Record Date of September 4, 2012.

FINRA has approved the Company’s 15 to 1 forward stock.  Please note the following dates:

•	Payment Date for the forward split is September 5, 2012;

•	Ex-Dividend Date is September 6, 2012; and

•	Due Bill Redeemable Date is September 10, 2012.

The stock split will entitle each common stock shareholder as of the Record Date to receive fourteen (14) additional shares of common stock for each one (1) share owned. Additional shares issued as a result of the stock split will be distributed on the Payment Date. Shareholders do not need to exchange existing stock certificates and will receive a new certificate reflecting the newly issued shares.

Shareholders who sell their common stock before the Ex-Dividend Date are selling away their right to the stock dividend. Such sale will include an obligation to deliver any shares acquired as a result of the dividend to the buyer of the shares, since the seller will receive an I.O.U. or "due bill" from his or her broker for the additional shares. The day stockholders can sell their shares without being obligated to deliver the additional dividend shares is the Ex-Dividend Date, the first business day after the stock dividend Payment Date.  As of the Ex-Dividend Date, the Company’s stock will trade on a post-split adjusted basis.

Additionally, FINRA has approved the Company’s name change from Prime Time Travel, Inc. to LifeApps Digital Media Inc.  FINRA has approved the Company’s symbol change to “LFAP.”  This new symbol will become effective as of September 13, 2012.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 30, 2012	LIFEAPPS DIGITAL MEDIA INC.

	By:	/s/ Andrew M. Listerman
Name: Andrew M. Listerman
Title: President

3